EXHIBIT 99.1
August 17, 2010

Eagle Rock Announces Temporary Shut-In of East Texas Upstream Production during Unscheduled Turnaround of Third-Party Processing Facility

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that its East Texas oil and gas production has been temporarily shut-in due to an unscheduled turnaround of the Eustace processing facility owned and operated by Tristream Energy, LLC.  The Eustace facility was shut down on August 11, 2010, due to an electrical failure that led to significant damage to the facility’s sulfur recovery unit.  The turnaround will involve replacing all of the tubes in the reaction furnace’s waste heat recovery unit and replacing the catalyst in the sulfur recovery unit.  Tristream expects the turnaround to last for 30 to 45 days, during which time substantially all of the Partnership’s production in the area will be shut-in.  The Partnership expects the shut-in to negatively impact net revenues in its Upstream Business during the third quarter of 2010 by approximately $1.3 to $2.0 million.

Tristream had originally planned to conduct a 30-day turnaround of the Eustace facility in early 2011.  The current turnaround, while unscheduled, should shorten or eliminate the need for the 2011 turnaround.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

This news release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2009, as well as any other public filings and press releases.

Contacts:

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst